SLC TECHNOLOGIES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999, 1998 AND 1997
TOGETHER WITH AUDITORS' REPORT

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To SLC Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of SLC Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLC Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                         /S/ Arthur Andersen LLP




Philadelphia, Pennsylvania
    February 15, 2000

                     SLC TECHNOLOGIES, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                (dollars in thousands, except per share amounts)

                                                                                               December 31
                                                                                       -------------------------
                                                                                          1998          1999
                                                                                       -----------   -----------
                           ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                           $    11,983   $    21,583
   Receivables, less reserves of $2,560 in 1998 and $2,685
     in 1999                                                                                71,532        78,197
   Inventories                                                                              35,935        40,486
   Prepaid expenses                                                                          3,414         4,663
   Deferred income taxes                                                                     2,664         4,369
                                                                                       -----------   -----------
                  Total current assets                                                     125,528       149,298
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated
   depreciation                                                                             26,913        32,956
OTHER ASSETS                                                                                 3,486         6,121
DEFERRED INCOME TAXES                                                                        1,246           386
INTANGIBLE ASSETS:
   Patents and other deferred charges                                                        2,272        15,015
   Goodwill, net of accumulated amortization of $33,345 in
     1998 and $42,089 in 1999                                                              114,137       114,050
                                                                                       -----------   -----------
                                                                                       $   273,582   $   317,826
                                                                                       ===========   ===========
            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt                                                   $       237   $    --
   Accounts payable                                                                         31,141        36,418
   Accrued expenses                                                                         39,314        42,167
                                                                                       -----------   -----------
                  Total current liabilities                                                 70,692        78,585
LONG-TERM DEBT, less current portion                                                        53,127        71,299
OTHER NONCURRENT LIABILITIES                                                                 2,260         1,083
                                                                                       -----------   -----------
                  Total liabilities                                                        126,079       150,967
                                                                                       -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDER'S EQUITY:
   Common stock, par value $.005, 2,000,000 shares
     authorized, 1,000,000 issued and outstanding                                                5             5
   Paid-in capital                                                                         107,494       107,494
   Retained earnings                                                                        41,528        67,264
   Cumulative translation adjustment                                                        (1,524)       (7,904)
                                                                                       -----------   -----------
                  Total stockholder's equity                                               147,503       166,859
                                                                                       -----------   -----------

                                                                                       $   273,582   $   317,826
                                                                                       ===========   ===========

        The accompanying notes are an integral part of these statements.

                     SLC TECHNOLOGIES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

                (dollars in thousands, except per share amounts)

                                                                                   Year Ended December 31
                                                                         ----------------------------------------
                                                                             1997          1998          1999
                                                                         ------------  -----------    -----------
SALES                                                                    $    326,026  $   375,615    $   427,778

COST OF SALES                                                                 184,557      206,247        240,769
                                                                         ------------  -----------    -----------

           Gross profit                                                       141,469      169,368        187,009

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                   91,605      104,653        112,624

RESEARCH AND DEVELOPMENT EXPENSES                                              10,580       13,446         17,141

AMORTIZATION OF INTANGIBLE ASSETS                                               8,703        8,091          9,182
                                                                         ------------  -----------    -----------

           Operating income                                                    30,581       43,178         48,062

OTHER (INCOME) EXPENSE:
   Interest expense, net                                                        9,739        4,753          4,624
   Other, net                                                                     391          833         (1,722)
                                                                         ------------  -----------    -----------

           Income before income taxes                                          20,451       37,592         45,160

PROVISION FOR INCOME TAXES                                                     10,309       16,926         19,424
                                                                         ------------  -----------    -----------

           Net income                                                    $     10,142  $    20,666    $    25,736
                                                                         ============  ===========    ===========

EARNINGS PER SHARE:
    Basic                                                                $      10.14  $     20.67    $     25.74
    Diluted                                                              $      10.14  $     20.62    $     25.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
   (in thousands)
    Basic                                                                       1,000        1,000          1,000
    Diluted                                                                     1,000        1,002          1,006

        The accompanying notes are an integral part of these statements.

                     SLC TECHNOLOGIES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                (dollars in thousands, except per share amounts)


                                                     Common Stock
                                              ---------------------------
                                                               Capital                                  Cumulative        Total
                                               Number        Stock, $.005     Paid-in      Retained     Translation    Stockholder's
                                              of Shares       Par Value       Capital      Earnings     Adjustment        Equity
                                              ---------      ------------    ----------    ---------    ------------   -------------
BALANCE, JANUARY 1, 1997                      1,000,000       $       5       $  49,009     $  14,220    $     241        $  63,475

   Comprehensive income-
      Net income                                   --              --              --          10,142         --             10,142
      Cumulative translation adjustment            --              --              --            --         (4,491)          (4,491)
                                                                                                                          ---------
          Total comprehensive income                                                                                          5,651
                                                                                                                          ---------
   Capital contribution (Note 1)                   --              --            58,485          --           --             58,485
                                              ---------       ---------       ---------     ---------    ---------        ---------
BALANCE, DECEMBER 31, 1997                    1,000,000               5         107,494        24,362       (4,250)         127,611
   Comprehensive income-
      Net income                                   --              --              --          20,666         --             20,666
      Cumulative translation adjustment            --              --              --            --          2,726            2,726
                                                                                                                          ---------
          Total comprehensive income                                                                                         23,392
                                                                                                                          ---------
   Dividend ($3.50 per share)                      --              --              --          (3,500)        --             (3,500)
                                              ---------       ---------       ---------     ---------    ---------        ---------

BALANCE, DECEMBER 31, 1998                    1,000,000               5         107,494        41,528       (1,524)         147,503
   Comprehensive income-
      Net income                                   --              --              --          25,736         --             25,736
      Cumulative translation adjustment            --              --              --            --         (6,380)          (6,380)
                                                                                                                          ---------
          Total comprehensive income                                                                                         19,356
                                              ---------       ---------       ---------     ---------    ---------        ---------
BALANCE, DECEMBER 31, 1999                    1,000,000       $       5       $ 107,494     $  67,264    $  (7,904)       $ 166,859
                                              =========       =========       =========     =========    =========        =========

        The accompanying notes are an integral part of these statements.

                     SLC TECHNOLOGIES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                                  Year Ended December 31
                                                                          ----------------------------------------
                                                                            1997            1998            1999
                                                                          --------        --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                             $ 10,142        $ 20,666        $ 25,736
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation and amortization                                        16,322          16,640          19,489
       Deferred income tax provision                                         1,223           1,053            (830)
       Gain on the sale of capital assets                                      (10)            (69)           (767)
       Changes in assets and liabilities, net
         of effects from acquisitions--
           Accounts receivable                                              (4,965)         (9,753)         (3,129)
           Inventories                                                       5,479          (2,572)         (1,022)
           Prepaid expenses                                                   (225)           (829)         (1,106)
           Other assets                                                      2,337           2,790          (2,587)
           Accounts payable                                                  1,937           8,714           3,042
           Accrued expenses                                                  6,440           1,866          (2,507)
                                                                          --------        --------        --------
              Net cash provided by operating activities                     38,680          38,506          36,319
                                                                          --------        --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisitions of subsidiaries, net of cash acquired of $132, $166
     and $603                                                              (19,663)           (610)        (22,020)
   Proceeds from sale of capital assets                                         80             687           1,091
   Capital expenditures                                                     (8,380)        (12,763)        (17,093)
   Other, net                                                               (1,858)           (877)         (3,337)
                                                                          --------        --------        --------
              Net cash used in investing activities                        (29,821)        (13,563)        (41,359)
                                                                          --------        --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                                 92,505           2,532          59,799
   Repayment of long-term debt                                             (16,791)        (30,899)        (43,442)
   Net borrowing (repayment) from Berwind                                  (71,005)           --              --
   Dividends paid                                                             --            (3,500)           --
                                                                          --------        --------        --------
              Net cash provided by (used in) financing activities            4,709         (31,867)         16,357
                                                                          --------        --------        --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                       (952)            958          (1,717)
                                                                          --------        --------        --------
              Net increase (decrease) in cash and cash equivalents          12,616          (5,966)          9,600

CASH AND CASH EQUIVALENTS,
   Beginning of period                                                       5,333          17,949          11,983
                                                                          --------        --------        --------
CASH AND CASH EQUIVALENTS,
   End of period                                                          $ 17,949        $ 11,983        $ 21,583
                                                                          ========        ========        ========

        The accompanying notes are an integral part of these statements.

                     SLC TECHNOLOGIES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

SLC Technologies, Inc. and subsidiaries (the "Company") is a global integrated communications technology company focused on security, life safety, loss prevention, facility control and related services. The Company designs, develops, manufactures and distributes system components, software and services, including the following:

  - Intrusion and fire protection sensors, detectors, control panels and user interfaces;

  -    Electronic access and facility integration control systems;

  -    Key management and remote access systems and services;

  -    Fiber optic transmission and reception equipment;

  -    CCTV, digital video and surveillance equipment; and

  -    Video multiplexing and digital storage media products and systems.

Prior to October 10, 1997, the Company was a wholly owned subsidiary of Berwind Industries, Inc. ("BII"), which was a wholly owned subsidiary of Berwind Corporation ("Berwind"). On October 9, 1997, BII was merged into Berwind. On October 10, 1997, Berwind distributed the stock of the Company to Berwind Group Partners in a non-taxable spin-off. Berwind Group Partners is the sole shareholder of Berwind. Prior to the spin-off, the Company entered into a credit agreement (see Note 11), the proceeds from which were used to repay a portion of the intercompany obligation to BII. The balance of the intercompany obligation of $58,485,000 was contributed by BII to the Company, and was recorded as a contribution to paid-in capital.

Proposed Merger

On September 28, 1999, the Company and ITI Technologies, Inc. ("ITI"), a public company, entered into a Merger Agreement (the "Agreement"). Under the terms of the Agreement, Berwind Group Partners will contribute the stock of the Company to ITI in exchange for 15.2 million shares of ITI. In addition, pursuant to the Agreement, the shareholders of ITI will have the option to elect to receive $36.50 in cash at closing for each share of ITI common stock owned, subject to the limitation that no more than 50% of the total number of shares of ITI common stock outstanding immediately prior to the closing will be exchanged for cash. If ITI stockholders elect to exchange more than 50% of the outstanding shares of ITI common stock for cash, then the shares to be exchanged will be reduced on a pro rata basis, so that 50% of the outstanding shares of ITI common stock immediately prior to the closing are exchanged for cash. If the maximum number of shares are redeemed, the total cash cost, including transaction expenses, estimated to be $182,000,000 would be funded by a new credit facility (see Note
11). Subsequent to the transaction,

Berwind Group Partners will be the majority shareholder, with an ownership of approximately 78%, assuming the maximum number of shares are exchanged for cash. Berwind Group Partners' ultimate ownership interest will be dependent upon the number of ITI shares redeemed.

In accordance with generally accepted accounting principles, the merger transaction will be accounted for under the purchase method of accounting as a reverse merger since Berwind Group Partners will obtain a controlling interest in ITI. As a result, ITI will be treated as being acquired by the Company for accounting purposes. The estimated purchase price of the acquisition will be based on: (1) the fair market value of the ITI stock at closing for the shares retained, (2) the cash cost of the redemption of the ITI shareholders, and (3) the direct expenses of the transaction. Under the purchase method of accounting, the purchase price will be allocated to ITI's assets acquired and liabilities assumed based upon their estimated fair values. The results of ITI's operations will be included in the Company's financial statements commencing upon the closing of the transaction.

The merger is subject to approval by ITI's shareholders, approval by regulatory authorities, and customary closing conditions. The transaction is expected to close in the second quarter of 2000.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SLC Technologies, Inc. and its subsidiaries. All significant intercompany accounts and transactions are eliminated.

Fiscal Year-End

The Company operates on a fiscal year ending on December 31. Quarterly periods end on the closest Saturday following the calendar quarter-end. The first, second, and third quarters of 1999 ended on April 3, July 3, and October 2, 1999, respectively. All interim quarters include 13 weeks.

Revenue Recognition

Revenue from sales of products and system components is recognized when product is shipped. In accordance with AICPA Statement of Position 97-2, revenue from the one-time fee for licensed software is recognized when the program is shipped with a deferral for post-contract customer support ("PCS"). The deferred revenue for PCS is earned over the support period. Service revenue is recognized over the related contractual period or as the services are provided by the Company. Revenue is reduced to provide a reserve for estimated customer returns and allowances.

Foreign Currency Translation

Foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown as cumulative translation adjustments in the stockholder's equity section of the balance sheet. The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period.

Some transactions of the Company and its subsidiaries are made in currencies different from their own. In 1997, 1998 and 1999, losses from these foreign currency transactions are $162,000, $386,000 and $866,000, respectively, and are generally included in income as they occur.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are valued at the lower of average cost or market on a first-in, first-out (FIFO) basis.

Property, Plant and Equipment

The Company provides depreciation over the estimated useful lives of assets using the straight-line method as follows:

             Buildings                               30 - 40 years
             Machinery and equipment                  7 - 12 years
             Furniture and fixtures                   5 - 10 years
             Capitalized software costs                    5 years

The Company is implementing an enterprise-wide information system. External direct costs of materials and services on development of the software are capitalized. Training costs and costs to reengineer the business are expensed as incurred.

Depreciation for tax purposes is provided using various accelerated methods. Repair and maintenance costs are expensed as incurred. Fully depreciated assets are relieved from the accounts when no longer in service.

Intangibles

When a company is acquired, the difference between the fair value of its net assets and the purchase price is charged to goodwill. Goodwill is amortized over 20 years. Patents and other deferred charges are amortized over their useful lives, which range from three to seventeen years.

Impairment of Long-Lived Assets

Long-lived assets and certain intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows, excluding interest charges, from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Research and Development

Research and development costs are expensed as incurred.

Financial Instruments and Hedging Activities

The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturities, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value. The carrying amount of long-term debt approximates fair value because the interest rates on these obligations are reset frequently at market rates.

The Company uses derivative financial instruments primarily to hedge interest rate and foreign currency risks. The fair value of these derivative instruments is not recognized in the financial statements. The counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by the counterparty; however, management believes the risk of incurring losses related to credit risk is remote. Financial instruments are not used for trading purposes.

Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in income or as adjustments of carrying amounts of the related item when the hedged transaction occurs.

Income Taxes

The Company records income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This pronouncement requires that derivatives, including interest rate swaps and forward exchange contracts, be recorded on the balance sheet as an asset or liability based on its fair value. Changes in the fair value of the instrument are recognized currently in earnings unless specific hedge criteria is met. SFAS No. 133 will be adopted by the Company in 2001. The Company has not yet quantified the impact of adoption of this statement on its financial position or results of the operation.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACQUISITIONS:

The Company has acquired numerous businesses during the periods presented. In 1997, the Company acquired Kalatel, Inc., a manufacturer of closed circuit television products, CCTV Corp. and GBC Europe Ltd., companies which manufacture closed circuit television products, and TVX, a developer and manufacturer of digital image captive products. In 1998, the Company acquired Sectro, a distributor of electronic security, fire detection and closed circuit television systems. In 1999, the Company acquired Impac Technologies, Inc., a designer and manufacturer of computerized video processing equipment, Cosmotron AB, a designer and manufacturer of vault sensor equipment, and Tecom Systems Pty Ltd, a designer and manufacturer of integrated intrusion and access control products.

All the related acquisitions have been accounted for under the purchase method of accounting. The total costs of the acquired businesses were $19,795,000, $776,000, and $22,623,000 in 1997, 1998, and 1999, respectively, with the purchase prices allocated as follows:

                                                                Year Ended December 31
                                           ---------------------------------------------------------------
                                                    1997                  1998                 1999
                                            ------------------    ------------------    ------------------
     Current assets                         $        6,719,000    $          610,000    $        8,395,000
     Property, plant and equipment                     797,000                31,000               747,000
     Other assets                                       16,000                 2,000            12,592,000
     Goodwill                                       15,692,000               454,000             7,015,000
     Liabilities assumed                            (3,429,000)             (321,000)           (6,126,000)
                                            ------------------    ------------------    ------------------
                Cash paid                   $       19,795,000    $          776,000    $       22,623,000
                                            ==================    ==================    ==================

The operating results of all of these businesses were included in the Company's consolidated results of operations from the date of acquisition.

The following unaudited pro forma information presents the results of the Company as if the acquisitions had taken place on January 1 of the year prior to the acquisition (dollars in thousands, except per share amounts):

                                                             Year Ended December 31
                                              --------------------------------------------------
                                                    1997               1998              1999
                                              ---------------    -------------     -------------
     Sales                                    $       335,583    $     395,883     $     431,910
     Net income                                        10,775           20,709            26,563
     Earnings per share:
       Basic                                           10.77             20.70             26.56
       Diluted                                         10.77             20.67             26.40

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

3. INVENTORY:

Inventory is comprised of:

                                                                  December 31
                                                      ------------------------------------
                                                            1998                 1999
                                                      ---------------    -----------------
    Raw materials                                     $    20,578,000    $      21,572,000
    Work-in-process                                         3,072,000            5,476,000
    Finished goods                                         15,473,000           17,061,000
                                                      ---------------    -----------------
                                                           39,123,000           44,109,000
    Less- Inventory reserve                                 3,188,000            3,623,000
                                                      ---------------    -----------------
                                                      $    35,935,000    $      40,486,000
                                                      ===============    =================

4.   PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is comprised of:

                                                                 December 31
                                                      ----------------------------------
                                                             1998               1999
                                                      ---------------    ---------------
    Land                                              $       435,000    $       288,000
    Buildings                                               2,239,000            950,000
    Machinery and equipment                                37,673,000         47,758,000
    Furniture, fixtures and other                          22,163,000         26,938,000
                                                      ---------------    ---------------

                                                           62,510,000         75,934,000
    Less- Accumulated depreciation                         35,597,000         42,978,000
                                                      ---------------    ---------------

                                                      $    26,913,000    $    32,956,000
                                                      ===============    ===============

5.   EARNINGS PER SHARE:

Basic EPS is computed by dividing net income available to common shareholders by the actual weighted average number of common shares outstanding for the period. Diluted EPS is computed also assuming the conversion or exercise of all dilutive securities, which only includes stock options for the Company.

The following table summarizes the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS (dollars in thousands, except per share amounts):

                                                                Year Ended December 31
                                                       -------------------------------------------
                                                            1997            1998           1999
                                                       ------------   -------------   ------------
Net income                                             $    10,142    $      20,666   $     25,736
                                                       ============   =============   ============
Earnings per common share:
    Basic                                              $     10.14    $      20.67    $      25.74
    Diluted                                                  10.14           20.62           25.58

Weighted average shares outstanding:
    Basic                                                     1,000           1,000          1,000
    Dilutive impact of options                                 --                 2              6
                                                       ------------   -------------   ------------
    Diluted                                                   1,000           1,002          1,006
                                                       ============   =============   ============

6.   INCOME TAXES:

Through October 10, 1997, the date of the spin-off, the Company participated in the filing of a consolidated federal tax return with Berwind and all of Berwind's U.S. subsidiaries. The Company's share of the consolidated federal income tax was computed pursuant to the terms of the tax sharing agreement between the Company and Berwind entered into effective March 31, 1991, as amended. The agreement provided for the Company to pay Berwind an amount equal to its share of the consolidated federal income tax determined by multiplying its separate taxable income for the year by the highest federal corporate income tax rate applicable to such year. In the event the Company has a taxable loss, Berwind would pay the Company in a similar fashion. Berwind also agreed to pay the Company for any tax credits generated.

Effective October 10, 1997, the Company began to file separate company tax returns. However, the Company will continue to be subject to the tax sharing agreement with Berwind for any additional tax obligations or refunds for any periods prior to October 10, 1997.

The following table shows the components of income before income taxes and the provision for income taxes:

          Income Before Income Taxes

                                              Year Ended December 31
                              --------------------------------------------------
                                    1997             1998              1999
                              ---------------  ----------------  ---------------
   Domestic                   $     9,944,000  $     25,630,000  $    29,354,000
   Foreign                         10,507,000        11,962,000       15,806,000
                              ---------------  ----------------  ---------------

                              $    20,451,000  $     37,592,000  $    45,160,000
                              ===============  ================  ===============

          Provision for Income Taxes

                               Year Ended December 31
                 --------------------------------------------------
                     1997               1998               1999
                 ------------       ------------       ------------
Federal:
  Current        $  3,774,000       $  9,318,000       $ 12,529,000
  Deferred          1,223,000          1,053,000           (765,000)
                 ------------       ------------       ------------

                    4,997,000         10,371,000         11,764,000
                 ------------       ------------       ------------

State:
  Current           1,314,000          2,011,000          2,155,000
  Deferred               --                 --                 --
                 ------------       ------------       ------------

                    1,314,000          2,011,000          2,155,000
                 ------------       ------------       ------------

Foreign:
  Current           3,972,000          4,518,000          5,570,000
  Deferred             26,000             26,000            (65,000)
                 ------------       ------------       ------------

                    3,998,000          4,544,000          5,505,000
                 ------------       ------------       ------------

                 $ 10,309,000       $ 16,926,000       $ 19,424,000
                 ============       ============       ============

Major differences between the Federal statutory rate and the effective tax rate are:

                                                       Year Ended December 31
                                                 -----------------------------------
                                                  1997           1998          1999
                                                 ------         ------        ------
United States federal statutory rate               35.0%          35.0%         35.0%
State taxes, net of federal tax benefit             4.2            3.5           3.1
Impact of foreign income tax rates                 (1.3)           0.2           0.1
Non-tax deductible goodwill amortization           10.0            5.9           5.1
Other                                               2.5            0.4          (0.2)
                                                 ------         ------        ------

Effective tax rate                                 50.4%          45.0%         43.1%
                                                 ======         ======        ======

The significant components of deferred tax assets and liabilities are as follows:

                                                                December 31
                                                      -----------------------------
                                                          1998             1999
                                                      -------------   -------------
   Gross deferred tax assets:
     Warranty reserves                                $   1,077,000   $   1,838,000
     Inventory and receivables reserve                      840,000         908,000
     Net operating loss carryforwards                     1,882,000       1,275,000
     Foreign tax credits                                    779,000       1,176,000
     Other accruals and miscellaneous                     1,961,000       2,912,000
     Valuation allowance                                 (1,654,000)     (2,051,000)
                                                      -------------   -------------

   Deferred tax assets                                    4,885,000       6,058,000
                                                      -------------   -------------

   Gross deferred tax liabilities:
     Plant and equipment                                    380,000         191,000
     Other                                                  595,000       1,112,000
                                                      -------------   -------------

   Deferred tax liabilities                                 975,000       1,303,000
                                                      -------------   -------------

     Net deferred income tax asset                    $   3,910,000   $   4,755,000
                                                      =============   =============

The deferred tax asset at December 31, 1998 and 1999 includes $1,882,000 and $1,275,000, respectively, of federal net operating loss credit carryforwards. These carryforwards expire in various years through 2009. A valuation allowance has been provided for those net operating loss carryforwards which are now estimated to expire before they are utilized. This valuation allowance relates to tax benefits existing at the time of a business combination. If subsequently realized, the related tax benefit will be credited to goodwill. In addition, the Company has available unutilized foreign tax credits of approximately $1,176,000 as of December 31, 1999, which may be available to offset future U.S. taxes. A valuation allowance has been provided for those foreign tax credits which are now estimated to expire before they are utilized. These credits begin to expire in 2001.

The Company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries as all of these earnings are considered permanently reinvested. The net accumulated earnings of the Company's foreign subsidiaries at December 31, 1998, and 1999 amounted to $41,296,000 and $46,237,000, respectively. As of December 31, 1998 and 1999, an estimated $700,000 and $1,821,000, respectively, of income and foreign withholding taxes would be due, after consideration of foreign tax credits, if these earnings were remitted as dividends.

7. STOCK OPTION PLAN:

Under the 1997 Stock Incentive Plan ("1997 Plan"), the Company is authorized to grant options for up to 50,000 common shares, of which, 25,000 were granted on January 1, 1998. Options outstanding under the Company's stock option plan have been granted with an exercise price equal to the fair market value at the date of issuance. These options vest over a two year period, and expire 10 years after the grant date. As of January 1, 2000, the

25,000 granted options will be fully vested. None of the options issued have been exercised or forfeited.

In March of 1998, the Company issued 17,500 options to executives which begin to vest in the event that the Company becomes a public company. The exercise price on these options will be equal to 50% of the fair market value of the Company's stock on the date the Company becomes public which is considered the grant date for compensation purposes. The Company has committed to issue 7,500 options in 2000 to executives at a discount of approximately $1,000,000 from fair market value. Compensation expense for each of the above grants will be equal to the difference between the fair market value of the stock and the exercise price will be recorded over the three year vesting period subsequent to the grant dates.

The Company accounts for stock options under the intrinsic value model prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Company's stock-options been determined based upon fair value at the grant date for awards under the plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (dollars in thousands, except per share amounts):

                                     Year Ended December 31
                          --------------------------------------------
                             1997             1998             1999
                          ----------       ----------       ----------
Net income:
   As reported            $   10,142       $   20,666       $   25,736
   Pro forma                  10,142           18,237           23,147

Earnings per share:
   As reported-
        Basic                  10.14            20.67            25.74
        Diluted                10.14            20.62            25.58

   Pro forma-
        Basic                  10.14            18.28            23.15
        Diluted                10.14            18.24            23.00

For disclosure purposes, the fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Dividend yield                                 0.00%
Expected volatility                           34.25%
Risk free interest rates                      6.196%
Expected lives (years)                         8.25 years

8.   PENSION AND BENEFIT PLANS:

The Company has various retirement plans which cover substantially all full-time employees. The plan benefits are based primarily on years of service and employee compensation near retirement. The funding policy is to contribute an amount within the range that can be deducted for federal income tax purposes. Plan assets of $1,276,000 consist primarily of listed stocks, fixed income securities, cash and cash equivalents. The net periodic benefit cost is immaterial to the financial statements. At December 31, 1999, one of the Company's pension plans had an unfunded pension liability in the amount of $262,000.

During 1997, 1998 and 1999, the Company recorded expense of $719,000, $679,000, and $1,092,000, respectively, associated with 401(k) and defined contribution plans.

9.   SEGMENT REPORTING:

The Company operates its business on a geographic basis with two reportable segments which include the Americas (North, Central and South America) and Europe and Africa. Included in the All Other category, are: (1) the sales of the Asia Pacific segment which are not significant, (2) intersegment eliminations, and (3) costs related to the corporate function which are not allocated to the segments.

The accounting policies of the operating segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit, excluding intercompany royalties and other special charges. Sales are determined based on the geographic segment within which the customer is located. Long-lived assets include property, plant and equipment, patents and trademarks, and goodwill.

                                                Year Ended December 31
                                      -------------------------------------------
                                        1997             1998             1999
                                      ---------        ---------        ---------
                                                (dollars in thousands)
SALES:
   Americas-
                Customer              $ 198,789        $ 229,150        $ 270,179
                Intersegment             24,844           26,177           27,927
   Europe and Africa-
                Customer                116,506          136,217          142,305
                Intersegment              1,496            1,299              899
   All other                            (15,609)         (17,228)         (13,532)
                                      ---------        ---------        ---------

     Total sales                      $ 326,026        $ 375,615        $ 427,778
                                      =========        =========        =========

OPERATING INCOME (a):
   Americas                           $  34,812        $  37,391        $  43,761
   Europe                                16,955           21,773           20,332
   All other                             (2,756)          (3,918)          (1,548)
                                      ---------        ---------        ---------

     Total operating income           $  49,011        $  55,246        $  62,545
                                      =========        =========        =========

DEPRECIATION:
   Americas                           $   4,884        $   5,457        $   7,010
   Europe                                 2,167            2,987            3,045
   All other                                 48              105              252
                                      ---------        ---------        ---------

     Total depreciation               $   7,099        $   8,549        $  10,307
                                      =========        =========        =========

CAPITAL EXPENDITURES:
    Americas                          $   5,011        $   9,016        $  13,452
    Europe                                3,231            3,600            3,443
    All other                               138              147              198
                                      ---------        ---------        ---------

     Total capital expenditures       $   8,380        $  12,763        $  17,093
                                      =========        =========        =========

TOTAL ASSETS:
   Americas                           $ 170,388        $ 170,077        $ 188,625
   Europe                                61,619           72,622           81,860
   All other                             38,509           30,883           47,341
                                      ---------        ---------        ---------

     Total assets                     $ 270,516        $ 273,582        $ 317,826
                                      =========        =========        =========

                                            Year Ended December 31
                                   ----------------------------------------
                                       1997          1998          1999
                                   ------------  ------------  ------------
                                            (dollars in thousands)
SALES BY MAJOR COUNTRY:
     United States                 $    191,779  $    220,713  $    252,347
     The Netherlands                     17,466        24,663        20,877
     France                              17,201        19,375        19,900
     Italy                               10,493        13,035        14,261
     Germany                             10,911        11,870        11,227
     All other foreign                   78,176        85,959       109,166
                                   ------------  ------------  ------------

       Total sales                 $    326,026  $    375,615  $    427,778
                                   ============  ============  ============

                                                 December 31
                                    ---------------------------------------
                                        1997          1998          1999
                                   -----------   -----------   ------------
                                            (dollars in thousands)
REVENUES BY MARKET
   CHANNEL:
    Residential                    $    70,791   $    74,642   $     73,202
    Commercial                         189,638       211,649        240,479
    Enterprise Solutions                65,597        89,324        114,097
                                   -----------   -----------   ------------

     Total sales                   $   326,026   $   375,615   $    427,778
                                   ===========   ===========   ============

                                                 December 31
                                   ---------------------------------------
                                      1997          1998          1999
                                   -----------   -----------   -----------
                                            (dollars in thousands)
LONG-LIVED ASSETS BY
   MAJOR COUNTRY:
    United States                  $   122,700   $   120,624   $   131,112
    The Netherlands                     16,024        17,849        22,630
    All other foreign                    5,323         4,849         8,279
                                   -----------   -----------   -----------

     Total long-lived assets       $   144,047   $   143,322   $   162,021
                                   ===========   ===========   ===========

a) Segment operating income does not include amortization expense, management fees, intercompany commissions on foreign sales, and corporate charges. A reconciliation of segment operating income to operating income reported in the consolidated statements of income is as follows (dollars in thousands):

                                                             Year Ended December 31
                                                     ----------------------------------------
                                                       1997            1998            1999
                                                     --------        --------        --------
Reconciliation:
   Segment operating income                          $ 49,011        $ 55,246        $ 62,545
   Amortization expense                                (8,704)         (8,091)         (9,182)
   Management fees and intercompany commission
     on foreign sales                                  (6,174)         (6,574)         (5,275)
   Other expenses and corporate charges                (3,552)          2,597             (26)
                                                     --------        --------        --------

   Operating income reported                         $ 30,581        $ 43,178        $ 48,062
                                                     ========        ========        ========

10. RELATED-PARTY TRANSACTIONS:

Berwind provides certain services for the benefit of the Company, principally in the areas of legal, business development, tax compliance and consultation, accounting and treasury functions and in obtaining various insurance coverages. In consideration for these services, management fees of $5,265,000, $2,698,000, and $2,835,000 for the years ended December 31, 1997, 1998, and 1999, respectively, have been charged to the Company and included in Selling, General and Administrative expenses. In addition, $897,000, $960,000 and $464,000 for the years ended December 31, 1997, 1998 and 1999, respectively, have been paid to Berwind for premiums on casualty, liability and workmen's compensation insurance coverages.

A subsidiary of Berwind Group Partners charged the Company a commission of $909,000, $3,876,000, and $2,440,000, during the years ended December 31, 1997,
1998, and 1999, respectively, for services associated with certain export sales. This charge is included in selling, general and administrative expenses.

At December 31, 1996, the Company had a payable of $129,490,000 to BII. From January 1, 1997 to the date of the spin-off transaction (Note 1), this payable balance had increased to $139,485,000. With the proceeds from the third party financing, the Company repaid $81,000,000 of the payable with the balance being contributed to capital by BII (Note 1). Interest expense charged at a rate of 6.5% on the payable to BII was $7,974,000 during 1997.

11. LONG-TERM DEBT:

Long-term debt consists of the following:

                                                    December 31
                                  -----------------------------------------------
                                     1997              1998              1999
                                  -----------       -----------       -----------
Revolving credit facility,
  due 2002                        $77,403,000       $53,127,000       $69,285,000
All other                           3,688,000           237,000         2,014,000
                                  -----------       -----------       -----------

                                   81,091,000        53,364,000        71,299,000
Less- Current portion               1,319,000           237,000              --
                                  -----------       -----------       -----------

       Total long-term debt       $79,772,000       $53,127,000       $71,299,000
                                  ===========       ===========       ===========

In October 1997, the Company entered into a Credit Agreement with several banks that provided for a revolving credit facility of $125,000,000. The proceeds from this borrowing were used to refinance a portion of the Company's intercompany debt with Berwind (see Note 10). The revolving credit facility expires in 2002. The weighted average interest rate on long-term debt, including the effect of interest rate swap contracts, was 6.34%, 5.68%, and 6.35% at December 31, 1997, 1998, and 1999, respectively. The effective interest rate during 1997, 1998 and 1999 was 6.35%, 6.58% and 6.43%, respectively.

The Company may borrow under the revolving credit facility in U.S. dollars, Belgian francs, German marks, Dutch guilders, French francs, Italian Lire or Pounds Sterling. At December 31, 1999, $2,285,000 of borrowings were denominated in Dutch guilders. The remaining balance outstanding is denominated in U.S. dollars. The revolving credit facility shall bear interest, at the discretion of the Company, at either: (a) the greater of the Prime Rate, or the Federal Funds Effective Rate plus 0.5%; or (b) Libor plus the Applicable Margin. The Applicable Margin will vary from 0.30% to 0.65% based on the Company's leverage ratio.

Under the provisions of the Credit Agreement, the Company is required, among other things, to maintain specified interest coverage and leverage ratios and a minimum of approximately $123,000,000 in net worth, adjusted for a percentage of future net income. The Credit Agreement contains certain restrictions on borrowings, disposal of assets, transactions with affiliates, mergers and acquisitions, and dividends.

In addition to the borrowings under the Credit Agreement, the Company has other lines of credit aggregating $4,054,000. No portion of these lines were in use at December 31, 1999.

Interest expense related to third party debt was $1,765,000, $4,713,000 and $4,580,000 during 1997, 1998 and 1999, respectively.

Pursuant to a Credit Agreement dated November 17, 1999, the Company entered into a $325,000,000 senior, secured facility which provides (i) a revolving facility ("The New Revolver") in the amount of $225,000,000 and (ii) a term facility ("The Term Facility") in the amount of $100,000,000. This Credit Agreement will not become effective until the consummation of the merger transaction discussed in Note 1. The new credit facility will be reduced in the event the shareholders of ITI do not elect to receive cash for the entire 50% of the outstanding capital stock of ITI. In such an event, the reduced amount of the cash election consideration from the amount otherwise available if such an election had been made in full shall be applied to reduce, first, the Term Facility, and second, the New Revolver, in no event; however, shall the aggregate reduction in the combined facilities exceed $125,000,000.

The New Revolver and the Term Facility shall bear interest, at the discretion of the Company, at either: (a) the greater of the Prime Rate, or the Federal Funds Effective Rate plus 0.5%, or (b) Libor plus the Applicable Margin.

New Revolver proceeds will be used to finance the cash election consideration (See Note 1), to refinance the Company's existing credit facility, to provide for working capital and general corporate purposes and to finance in part the fees and expenses arising from the transactions. The New Revolver is due on the fifth anniversary of the funding date. Under the provisions of the New Credit Agreement, the Company will be required to maintain certain financial covenants.

The Term Facility will be made available in a single borrowing. The Term Facility proceeds will be used to finance the cash election consideration (See
Note 1), and to refinance the Company's existing credit facility. The Term Facility will begin to be amortized in equal quarterly installments (with the remaining outstanding principal amount of the fifth anniversary of the financing date) in the following aggregate percentages of the initial principal amount of the Term Facility for each year:

                                   Annual
                            Percentage of Initial
Year                          Principal Amount
----                        ---------------------
  1                                 10%
  2                                 15
  3                                 20
  4                                 25
  5                                 30

12.  DERIVATIVE FINANCIAL INSTRUMENTS:

The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to interest rates, exchange rates, securities prices, or financial or other indices.

The Company entered into interest rate swap contracts to manage interest rate risk. At December 31, 1999, the notional amount of interest rate swaps was $30,000,000. The weighted-average interest rates on swaps in which the Company receives floating rate amounts is 6.03% in exchange for fixed-rate interest payments at 5.86%. Average variable rates are based on rates implied in the yield curve at the reporting date. These rates may change, affecting future cash flows. The Company's swap contracts, effective as of December 31, 1999, mature in 2005. The net unrealized gain, which equals their fair value, on the interest rate swaps at December 31, 1999 was $1,406,000.

The Company periodically enters into various types of foreign exchange contracts in managing its foreign exchange risk. Deferred realized and unrealized gains and losses from hedging firm purchase or sale commitments as of December 31, 1999 and 1998 are not material. The Company has no derivative contracts which are designated as hedges of anticipated, but not yet committed sales transactions.

13.  SUPPLEMENTARY DATA:

Components of accrued expenses:

                                              December 31
                                      -----------------------------
                                         1998              1999
                                      -----------       -----------
Accrued compensation                  $ 8,182,000       $ 9,189,000
Accrued taxes                           6,488,000         8,784,000
Accrued incentives                      5,251,000         6,690,000
Deferred revenue                        4,089,000         4,860,000
Accrued warranty                        2,076,000         1,921,000
Other accruals                         13,228,000        10,723,000
                                      -----------       -----------
         Total accrued expenses       $39,314,000       $42,167,000
                                      ===========       ===========

Supplemental disclosures of cash flow information:

                                                    Year Ended December 31
                                        -----------------------------------------------
                                           1997              1998              1999
                                        -----------       -----------       -----------
CASH PAID DURING THE PERIOD FOR:
    Interest                            $ 9,891,000       $ 4,791,000       $ 5,307,000
                                        ===========       ===========       ===========
    Income taxes, net, including
      $534,000 paid to Berwind in
      1997                              $ 5,565,000       $16,100,000       $17,937,000
                                        ===========       ===========       ===========

14.  COMMITMENTS AND CONTINGENCIES:

The Company has long-term operating leases with remaining terms of one year or longer for certain property, plant and equipment. Total rental expense for these leases was $4,270,000, $4,878,000, and $5,399,000 in 1997, 1998 and 1999,
respectively, and the aggregate future rentals are approximately $67,349,000. Rentals are due as follows beginning on January 1, 2000:

          2000                                                 $     6,936,000
          2001                                                       5,988,000
          2002                                                       5,211,000
          2003                                                       4,902,000
          2004                                                       5,001,000
          2005 and thereafter                                       39,311,000

The Company has sold product to certain customers under financing arrangements with a third party bank. The bank subsequently leased the product to the Company's customers. Pursuant to this transaction, the Company has agreed to guarantee 15% of the unamortized obligation of individual customers to the bank. At December 31, 1999, the remaining guarantee under these arrangements was $7,296,000. This guarantee is secured by a $4,500,000 letter of credit under the Company's revolving credit facility. The Company will record an accrual associated with this guarantee if it is considered that a loss is probable. No accrual for any loss has been recorded in the accompanying financial statements.

The Company has agreed to make additional future payments to former owners of businesses acquired. These payments are generally contingent on operating performance of the acquired entities. Further payments under the terms of the various purchase agreements may be required. These payments are not expected to be material to the consolidated financial statements.

Other contingencies may exist with respect to taxing authorities' examinations, litigation, claims, etc., against the Company and certain subsidiaries. In the opinion of management, any settlement of these items will not have a material effect on the Company's consolidated financial position or results of operations.